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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Cathay Bancorp, Inc.

We consent to the incorporation by reference in the registration statement (No. 033-33767) on Form S-3 and the registration statement (No. 33-87225) on Form S-8 of our report dated January 16, 2002, relating to the consolidated statements of condition of Cathay Bancorp, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Cathay Bancorp, Inc.


/s/ KPMG LLP


Los Angeles, California
March 14, 2002